EXHIBIT 10.1

BURLINGTON NORTHERN RAILROAD

                                                      3000 Continental Plaza
JAMES B. DAGNON                                       777 Main Street
Executive Vice President                              Fort Worth, Texas 76102
Employee Relations                                    Telephone (817) 878-3055


September 13, 1994




PERSONAL AND CONFIDENTIAL

Mr. James Noel
RD 1 Mineral Springs Road
Highland Mills, New York 10930

Dear Jim:

This letter will confirm the agreement for your employment as Vice President Training and Development of Burlington Northern Railroad (the "Company").

1. Employment and Term. The Company agrees to your employment, and you agree to act as its Vice President Training and Development commencing October 1, 1994 ("Date of Employment").

2. Basic Compensation. Commencing with your Date of Employment, your base salary shall be $175,000 per annum or such rate as may be fixed from time to time by the Board of Directors of the Company in connection with its annual review of executive compensation.

3. Incentive Bonus. You will be paid an incentive bonus the minimum amount of which will be $80,000. This payment will be made in January 1995. You will be a regular participant in the Incentive Compensation Plan commencing January 1, 1995, in accordance with the plan.

4. Employment Lump Sum. As soon as practicable upon your employment, you will be paid an employment lump sum in the amount of $163,000 as compensation for the items you are forfeiting by terminating employment with your current employer.

5. Restricted Stock. You will be granted an initial award under the Burlington Northern Inc. Restricted Stock Incentive Plan of 3,000 shares to be effective upon approval by the Compensation & Nominating Committee of the Board of Directors at their October 1994 meeting.

6. Stock Options. You will be granted an initial award under the Burlington Northern Inc. Stock Option Incentive Plan of 5,000 Basic Options effective upon approval by the Compensation & Nominating Committee of the Board of Directors at their October 1994 meeting.

Mr. James Noel
September 13, 1994
Page -2-


7. Stock Options, Restricted Stock, Disability and Other Benefits. You will participate with other executives of the Company in plans from time to time in effect for Stock Options, Restricted Stock, short-term and long-term disability benefits, change in control protection and perquisites, including those available under the employee benefit plans of the Company. See attachment.

8. Relocation Benefits. The Company will be responsible for any normal and reasonable costs associated with your relocation to the Fort Worth, Texas area, in accordance with our standard policy for exempt employees. This benefit will include the relocation allowance equal to $17,500 on a net after-tax basis.

This Agreement is contingent upon your passing a physical examination, which includes a drug screen.

In consideration of this compensation package, you agree to devote your full time and effort to the Company, to perform in a capacity of a Vice President Training and Development and to perform to a standard suitable for such position and compensation and to abide by all standards to which Company employees are subject including those set forth in the Company Code of Ethics, a copy of which is attached.

If this correctly sets forth our agreement, please sign the original and return it to me, and keep the copy for your file.

Jim, we are looking forward to your joining the Burlington Northern team!

Sincerely,

BURLINGTON NORTHERN RAILROAD


By:  /s/ James B. Dagnon
     James B. Dagnon
     Executive Vice President Employee Relations


Accepted this 25 day of September 1994

/s/ James L. Noel